Exhibit 99.3

LCC International, Inc.

Corporate Standards of
Conduct

Effective November 2002

CORPORATE STANDARDS OF CONDUCT

     The following standards of conduct apply to the employees of LCC International, Inc. and each of its subsidiaries, divisions and operating units (all such companies, partnerships, subsidiaries, operating units and divisions are referred to collectively herein as the “Company”).

Business Ethics in General

Ethical business conduct requires more than mere adherence to legal requirements. Company directors, officers and employees must always choose the course of the highest integrity in matters involving the Company’s business. These Corporate Standards of Conduct are intended as a guide for ethical conduct in particular situations.

Accounting Records/Reporting Business Information

All employees must strive to ensure that the Company’s records and written or oral reports are accurate. Any falsification is strictly prohibited. Any employee who becomes aware of any falsification shall report it promptly.

Code of Ethics for Senior Financial and Executive Officers

Each Senior Financial Officer and Executive Officer must always conduct him/herself in an honest and ethical manner in full compliance, in both letter and spirit, with the Company’s policies and rules related to ethical conduct detailed in these Corporate Standards of Conduct and all applicable governmental rules and regulations including, without limitation, the rules and regulations of the US Securities and Exchange Commission (“SEC”) relating to disclosures and financial reporting. Any waiver of a policy or rule of the Company’s Code of Ethics for Senior Financial and Executive Officers must be promptly disclosed as required by law or regulation of the SEC.

Company Private and Proprietary Information

Without the authorization of a Company officer, no employee shall (i) reveal non-public information about the Company which investors might deem significant, or (ii) proprietary information about the Company’s operations, products, services, customers or technology, etc., nor shall any employee use any such information for personal gain. Similarly, employees must respect the confidentiality of proprietary information of other entities, and any form of industrial espionage is strictly prohibited.

Activity Relating to the Company’s Securities

Employee investment in the Company’s securities is desirable and is to be encouraged. Company directors, officers and employees must invest with caution, however, and must not make use of “inside” information in their investment decisions.

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Dealings with Government Entities

Rules applicable to contractors furnishing products or services to government entities, including the U.S. Government, are considerably stricter and more extensive than commercial rules. Strict compliance is essential, especially regarding gratuities, marketing, employment of government employees and consultants, kickbacks and bribes.

Company Involvement in the Political Process

The Company encourages individual employees to participate in the political process on their own time and with their own resources, but federal law prohibits corporations from making contributions related to elections to federal offices. Similar restrictions apply in many states regarding state and local elections. Lobbying may be permissible, but shall only be conducted with the prior approval of the Company’s Chief Executive Officer, and the Company will make no payment of any kind to any public official for the purpose of influencing any act or decision, whether related to the business of the Company or not.

Conflicts of Interest

Commercial transactions must be based on fair and unbiased decisions. Strict rules must be observed for gratuities. In addition, employees must disclose any personal interest (i) in any transaction involving the Company, or (ii) in any competitor of the Company, to the Company’s General Counsel. Business opportunities relating the Company’s business must first be offered to the Company before employee’s act on them for personal or other benefit.

Exporting Products or Services

Many products, services, technologies and data may not be exported without a specific license. “Export” is defined broadly and even includes disclosures to foreigners in the U.S. When negotiating any transaction that may involve an export, allow sufficient time for obtaining a license, which may take several months in some cases. Specific questions may be addressed to the Legal Department.

Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act contains specific prohibitions against bribery and corresponding accounting requirements applicable to doing business abroad. All Company directors, officers and employees are expected to follow the Company’s compliance policy, and to conduct themselves in accordance with the law.

Antiboycott Compliance Policy

It is the policy of LCC to comply in all respects with the U.S. laws and regulations relating to the Arab boycott of Israel (the “antiboycott law”).1 Consistent with this policy, any employee who receives a request, whether written or oral, to comply with this boycott must be reported to

1 The United States currently considers the following countries as participants in the Arab boycott of Israel: Bahrain, Iraq, Kuwait, Lebanon, Libya, Oman, Qatar, Saudi Arabia, Syria, the United Arab Emirates, land Yemen. Jordan ended its primary boycott of Israel as an official matter, but private entities in that country may continue to make boycott-related inquiries.

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his or her supervisor so that LCC is able to fulfill its legal obligation of reporting to the relevant United States Government agency in a timely manner.

Equal Employment

The Company forbids employment discrimination of any kind and complies with all applicable laws and regulations prohibiting employment discrimination. The Company’s detailed policies regarding equal employment and affirmative action are available from the Human Resources Department.

Sexual Harassment

Sexual harassment is defined to be any unwelcome sexual advance, request for sexual favors, or other verbal or physical conduct of a sexual nature when (i) submission to such conduct is an explicit or implicit condition of employment, (ii) submission to or rejection of such conduct is a basis for employment decisions, or (iii) such conduct has the purpose or effect of unreasonably interfering with an individual’s work performance or creating an intimidating, hostile or offensive work environment. Sexual harassment by Company directors, officers or employees is strictly prohibited. In addition, the Company will not condone any sexual harassment of an employee by any personnel of a client, vendor or other person or entity whose relationship to the employee is through the business of the Company. Any person who is a victim of sexual harassment, or who witnesses sexual harassment, should immediately report it. A prompt investigation will be conducted and, if improper conduct is found, appropriate disciplinary action, up to and including discharge, will be administered.

Drugs and Alcohol

ILLEGAL DRUGS are always prohibited (i) on Company premises, (ii) in Company vehicles, (iii) while working, (iv) while on Company travel, and (v) at Company sponsored events.

LEGAL DRUGS (prescriptions and over-the-counter medications), if they pose a significant safety risk to the employee or others, or if they are used illegally, are prohibited (i) on Company premises, (ii) in Company vehicles, (iii) while working, (iv) while on Company travel, and (v) at Company sponsored events.

Consumption or being under the influence of ALCOHOL is strictly prohibited (i) on Company premises during the workday (except at certain Company-sponsored events, as explained below), (ii) in Company vehicles, and (iii) while working. The Company may permit alcohol in moderation at certain Company-sponsored events, but each employee must limit his or her intake appropriately.

A copy of the Company’s detailed policy regarding a drug-free workplace is available from the Human Resources’ Department. Employees seeking assistance relating to substance abuse are encouraged to make use of the Company’s Assistance Program.

Corporate Communication Policy

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The Company strives to present to its customers, shareholders, employees, and to the community, a consistent image of integrity, competence, quality and professionalism. All communications must be properly coordinated and presented in a fair, accurate and truthful manner, consistent with the Company’s ethical and legal obligations.

Internal Reporting and Whistleblower’s Policy

The Company strives to create an environment in which employees openly communicate with management regarding (i) potential violations of the Company’s Corporate Standards of Conduct by any employee of the Company, (ii) concerns about the Company’s accounting or record keeping practices, honesty in business dealings or communication with its shareholders, employees, customers, vendors and the public, or (iii) any other matter believed to violate any law or regulation, including securities laws, Company policy, or which may constitute fraud against the Company’s shareholders. Retaliation or discrimination as a result of such communication or disclosure is strictly prohibited.

Compliance and Disciplinary Action

The Company may take disciplinary action against any employee who willfully violates or circumvents any of the established Standards of Conduct, or in other appropriate circumstances.

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BUSINESS ETHICS IN GENERAL

Ethical business conduct requires more than mere adherence to legal requirements. Company directors and employees must always choose the course of the highest integrity in all matters involving the Company’s business. These Standards of Conduct are intended as a guide for ethical conduct in particular situations and they must be adhered to at all times.

Policy Description

A society’s minimum expectations of its citizens, individual and corporate, are expressed through its laws. Legal business conduct obviously requires strict adherence to all applicable laws. Ethical business conduct — which is the proper expectation of the Company’s shareholders, directors, management and the public — requires more. Even where the law is permissive, it is the policy of the Company to choose the course of the highest integrity, and to adhere to a single high standard of integrity everywhere the Company does business. The Company expects and requires ethical behavior at all times and in every situation, regardless of pressures we may sometimes face to act unethically. The Company believes honesty and principled conduct are not subject to criticism in any culture or in any business setting. Accordingly, the Company intends to conduct its business in a manner that is at once lawful, ethical and fair to each of its constituencies, i.e., its shareholders, employees, customers, suppliers and the public. It expects no less from its employees. By acting with this fundamental commitment in mind, each employee strengthens the Company’s reputation for fair, honest and irreproachable business dealings, which is a priceless Company asset.

In practical terms, the Company cares how it gets results. Improvements in sales, earnings, and the caliber of the Company’s products and services are not acceptable if the price is unlawful, or the behavior is unscrupulous. Fair dealings with our customers and suppliers, both governmental and private, are essential. Honesty in accounting, record keeping and the dissemination of Company information is indispensable. Avoidance of situations that could raise conflicting interests is paramount.

Standards and Prohibitions

The Company publishes Standards of Conduct from time to time, which address various aspects of business conduct and apply the Company’s commitment to ethical business dealings in particular situations. These Standards of Conduct should guide the decisions and actions of our employees, and contain specific prohibitions to eliminate uncertainty as to what the Company expects.

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These Standards apply to all directors and employees of the Company. Each supervisor must make every effort to ensure that all current and new employees under his or her supervision understand these Standards and are responsible for their business behavior. In addition, all supervisors must demonstrate their own commitment by conducting themselves and managing their departments in accordance with these Standards. Compliance with the provisions of these Standards is one of the criteria by which the performance of all levels of supervision will be measured.

Integrity flourishes best where it is supported and encouraged. No Company employee will be penalized for adhering to the terms of the Standards and implementing directives, or for alerting management when deviations from basic ethical policies are known or suspected. By the same token, failure to adhere to the standards and prohibitions contained in the Standards damages the Company, demoralizes its employees, and will not be tolerated.

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ACCOUNTING RECORDS/REPORTING BUSINESS INFORMATION

All employees must strive to ensure that the Company’s records and written or oral reports are accurate. Any falsification is strictly prohibited. Any employee who becomes aware of any falsification shall report it promptly.

Policy Description

The integrity of the Company’s accounting and financial records is based on the validity, accuracy and completeness of the information supporting the entries to the Company’s books. Neither the Company’s shareholders, directors, officers, lawyers, accountants nor the public can make informed decisions about the Company if this basic information contains material omissions, falsifications, or misleading or inaccurate statements. Therefore, all employees involved in creating, processing or recording such information must make sure it is accurate and complete. Moreover, any employee who becomes aware of any departure from this Standard has a personal duty to report this knowledge promptly to persons within the Company capable of correcting the problem.

Similarly, care must be taken to ensure that no statement, information or advertising disseminated outside the Company is misleading or fails to state any material fact necessary to make the statement not misleading under the circumstances.

Standards and Prohibitions

All employees involved in the process of creating, processing or recording accounting and financial information must strive to ensure that the books, records and accounts of the Company accurately and fairly reflect the Company’s operations, transactions, and acquisition and disposition of assets. Direct or indirect falsification of such documents, whether by alteration, destruction, intentional omission, misstatement or otherwise, is strictly prohibited.

Any employee who becomes aware of any falsification in the Company’s books, records or accounts shall report it promptly to his or her supervisor.

No employee shall make any statement to any stockholder, director, officer or employee of the Company, to any lawyer or accountant retained by the Company, or to any government agency or employee, if the statement relates to the Company’s business and the employee knows or has reason to believe that such statement is false or misleading in any material respect, or fails to state any material fact necessary to make the statement not misleading in light of the circumstances under which it was made.

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Any employee who has reason to believe that a statement has been made which does not comply with these requirements shall report this promptly to his or her supervisor.

All information, advertising and other statements released to the public by or on behalf of the Company must comply with all applicable laws, regulations, rules and established Company policies. They must not be false or misleading in any material respect, and must not fail to state any material fact necessary to make the information, advertising or statement not misleading under the particular circumstances.

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CODE OF ETHICS FOR SENIOR FINANCIAL AND EXECUTIVE OFFICERS

Each Senior Financial Officer and Executive Officer, as defined below, must always conduct him/herself in an honest and ethical manner in full compliance, in both letter and spirit, with the Company’s policies and rules related to ethical conduct detailed in the Corporate Standards of Conduct and all applicable governmental rules and regulations including, without limitation, the rules and regulations of the US Securities and Exchange Commission (“SEC”) relating to disclosures and financial reporting. Any waiver of a policy or rule of the Company’s Code of Ethics for Senior Financial and Executive Officers must be promptly disclosed as required by law or regulation of the SEC.

Application

This Code of Ethics for Senior Financial and Executive Officers (this “Code”) applies to any senior financial officer of the Company, which includes the Chief Financial Officer, the principal accounting officer, the Company Controller, and each principal accounting officer or persons performing similar functions for the Company including each VP, Finance for the Company’s operating divisions, e.g., the Americas and EMEA regions (each a “Senior Financial Officer”) and to the Chief Executive Officer of the Company and each corporate officer reporting directly to the CEO, e.g., the Senior Vice President for the Americas, the Senior Vice President for EMEA, and the General Counsel (“Executive Officer”).

Policy Description

This Code is designed to promote (1) honest and ethical conduct, including ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (2) avoidance of conflicts of interest, including disclosure to the Company’s General Counsel of any material transaction or relationship that could reasonably be expected to give rise to a conflict, (3) compliance with the Company’s Corporate Standards of Conduct, including this Code, and applicable government laws, rules and regulations, and (4) full, fair, accurate, timely and understandable disclosure in the Company’s periodic reports. Each Senior Financial Officer and Executive Officer must conduct him/herself according to these policies and seek to avoid even the appearance of improper behavior.

Each Senior Financial Officer and Executive Officer must always conduct him/herself in an honest and ethical manner. The Company has policies and rules related to ethical conduct detailed in the Company’s Corporate Standards of Conduct (the “Standards”) that include policies and rules relating to conflicts of interest, insider trading, corporate opportunities, completion and fair dealing, record-keeping, confidentiality, protection and proper use of company assets and payments to government personnel, political

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activities and contributions. Each Senior Financial Officer and Executive Officer must comply with all of the policies and rules described in the Standards.

Compliance with applicable governmental laws, rules and regulations, both in letter and in spirit, is one of the foundations on which the Company’s ethical policies are built. Each Senior Financial Officer and Executive Officer must understand and take responsibility to comply with the governmental rules and regulations of the cities, states and countries in which the Company, including each of its operating divisions and subsidiaries, operates. For example, it is critical that each Senior Financial Officer and Executive Officer understand the governmental rules and regulations applicable to disclosures in the Company’s periodic reports with enough knowledge to determine when to seek advice from the Chief Financial Officer, General Counsel or other appropriate personnel.

If a law conflicts with a policy in this Code, Senior Financial Officers and Executive Officers are required to comply with the law; however, if a local custom or policy conflicts with this Code, the Senior Financial Officer and Executive Officer must comply with the Code. If you have any questions about these conflicts, you should ask the General Counsel how to handle the situation.

     Rules to promote full, fair, accurate, timely and understandable disclosure in the Company’s periodic reports

Each Senior Financial Officer, unless otherwise indicated below, and Executive Officer must take the following steps to ensure full, fair, accurate, timely and understandable disclosure in the Company’s periodic reports filed with the SEC:

1.	Each Senior Financial Officer, the Chief Executive Officer, each Senior Vice President, the Vice President, Investor Relations and the General Counsel, must carefully review a draft of each periodic report for accuracy and completeness before it is filed with the SEC, with particular focus on disclosures each such person does not understand or agree with and on information known that is not reflected in the report.

2.	Upon request of the Company’s Disclosure Committee (the “Disclosure Committee”), meet its members, members of senior management not on the Disclosure Committee, division heads, accounting staff and others involved in the disclosure process to discuss the draft report referred to in item (1) above.

3.	Bring to the attention of the Disclosure Committee and/or the Audit Committee of the Company’s Board of Directors (the “Audit Committee”), matters that such person feels could compromise the integrity of the Company’s financial reports, disagreements on accounting matters and violations of any part of this Code.

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4.	Always act with the highest standards of personal and professional integrity: do not tolerate others who attempt to deceive, or evade responsibility for actions.

5.	Each Senior Financial and Executive Officer must actively support the Company’s Chief Financial Officer (through fully cooperating with periodic reviews, proactively identifying weaknesses and providing corrective policy recommendations, ensuring effective enforcement and compliance in his/her areas of responsibility, and similar measures) in his/her efforts to, establish and maintain disclosure controls and procedures that ensure that material information is included in each periodic report during the period in which the periodic report is being prepared.

6.	The Chief Financial Officer must consult with the members of the Audit Committee to determine whether he or they have identified any weaknesses or concerns with respect to internal financial or disclosure controls.

7.	The Chief Financial Officer, principal accounting officer and Controller must confirm that neither the Company’s internal auditors nor its outside accountants are aware of any material misstatements or omissions in the draft report referred to in item (1) above, or have any concerns about the management’s discussion and analysis section of the report.

Waivers of or changes in this Code

Any waiver of this Code for a Senior Financial Officer or Executive Officer must be approved by the Company’s General Counsel (or in the case of the General Counsel, the Chief Executive Officer) and will be promptly disclosed as required by law or regulation of the SEC. Any change in this Code will also be promptly disclosed as required by law or regulation of the SEC.

Reporting any Illegal or Unethical Behavior

If a Senior Financial Officer or Executive Officer believes that actions have taken place, may be taking place or may be about to take place that violate or would violate this Code, he/she must bring the matter to the attention of the Company in accordance with the procedures established under the Company’s Internal Reporting & Whistle Blower Protection Policy. Senior Financial or Executive Officers are encouraged to talk to the General Counsel or other appropriate personnel about observed illegal or unethical behavior and, when in doubt, about the best course of action in a particular situation. Any supervisor or manager who receives a report of a potential violation of this Code must report it immediately to the General Counsel.

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Remedial Action

Those who violate the policies in this Code will be subject to disciplinary action, up to and including a discharge from the Company and, where appropriate, civil liability and criminal prosecution. If you are in a situation that you believe may violate or lead to a violation of this Code, follow the reporting policies described in this Code.

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COMPANY PRIVATE AND PROPRIETARY INFORMATION

Without the authorization of a Company officer, no employee shall reveal private or proprietary information about the Company’s operations, products, services, customers, technology, etc., nor shall any employee use any such information for personal gain. Similarly, employees must respect the confidentiality of proprietary information of other entities, and any form of industrial espionage is strictly prohibited.

Policy Description

Proprietary and trade secret information, such as computer software, business strategy and plans, pricing information, and similar information constitute some of the most valuable assets of the Company. Employees have a legal duty to protect these assets and to treat them with the utmost confidentiality. To maintain maximum legal protection for its trade secrets and proprietary information, the Company strictly enforces this confidentiality. Every precaution must be taken so that this information is not disclosed, even inadvertently. The same respect must be given to proprietary or trade secret information of other entities.

Standards and Prohibitions

No private or proprietary information of the Company may be disclosed to unauthorized persons. Nor may it be used for the benefit of any party other than the Company. Employees must treat all non-public Company information with discretion and discuss it only with those within the Company who have a need to know. Each employee should take every possible step to preserve the confidentiality of such information. For example:

•	Do not discuss private or proprietary Company matters in public places (including bathrooms and elevators) or on cellular or cordless telephones or other devices that can be easily intercepted or overheard. Dial carefully so that faxes are sent only to the intended recipient.

•	Do not read private or proprietary Company documents in public places or carry them in public places in an exposed manner, or discard them where others can easily retrieve them. Do not leave private or proprietary Company documents where visitors can read them, such as unattended conference rooms. Do not leave documents behind when the conference is completed.

While sound business planning involves the acquisition and assessment of information concerning the Company’s competitive position, no employee shall engage in industrial espionage, piracy of trade secrets, or participate in any effort

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to acquire any private or proprietary information of any third party from any other person or firm by improper means, such as:

•	Any clandestine payment or other inducement offered in exchange for such information.

•	Any use of electronic or photographic devices in a clandestine effort to acquire such information.

•	Any other practice which is unlawful, or which, if disclosed, would reflect adversely on the Company or its employees.

Similarly, the Company prohibits any unauthorized copying of software, regardless of whether developed by the Company or by third parties. Employees must comply with all applicable license agreements.

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ACTIVITY RELATING TO THE COMPANY’S SECURITIES

Employee investment in the Company securities is desirable and is to be encouraged. Company directors and employees must invest with caution, however, and must not make use of “inside” information in their investment decisions.

Policy Description

The Company encourages its directors and employees to become stockholders of the Company. Company directors and employees must recognize that investment decisions are their own responsibility and at their own risk. There can be no assurance that the Company’s securities will be an advantageous investment. Furthermore, trading in the Company’s securities must be done with the utmost respect for applicable law, because of the harsh penalties for those who, even inadvertently, violate securities laws. Company directors and employees must also maintain the confidentiality of material inside information, because of the harm which could occur to the Company and the investing public should such information be improperly disclosed.

Standards and Prohibitions

     Insider Trading

It is illegal to purchase or sell, or take other investment actions with respect to the Company’s securities on the basis of “material inside information.” It is also illegal to “tip” others concerning such information. It is no excuse that the insider felt duty-bound to trade or to disclose information (for example, as a trustee), or that there was no intent to defraud anyone, or that the securities involved were held in another person’s account.

     Insiders

All persons who come into possession of material inside information are considered “insiders” for purposes of the Company’s policies. Such persons may include directors, officers, employees, outside attorneys, accountants, investment bankers, public relations advisers, consultants, and others. The husbands, wives, immediate families, and those under the control of insiders may also be regarded as insiders. Where acquisition or other negotiations are concerned, the above relationships apply to the other parties to the negotiations as well. Finally, for purposes of the Company’s policies, insiders include “tippees” who come into possession of material inside information. The Company maintains a list of “insiders” who must always obtain the advance approval of the General

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Counsel for transactions in the Company’s securities. This list, however, is only a guide which the Company uses to “pre-clear” the securities activity of those who are most likely to possess material inside information. At any given moment, there may be persons on the list who are not truly “insiders,” and, conversely, there may be persons not on the list who are in fact “insiders.”

     Inside Information

“Inside information” is information relating to the Company which has not been publicly released. Inside information includes anything learned as a result of the employment relationship. It may even include information about other corporations and their securities learned as a result of one’s relationship with the Company. Examples of “inside information” include information about possible mergers, acquisitions or divestitures, changes in earnings, significant new contracts, technological breakthroughs, major management changes, etc.

     Material Information

The U.S. Supreme Court has defined materiality rather broadly, stating that information is material “if there is a substantial likelihood that a reasonable shareholder would consider it important”. Accordingly, a broad view of the term should be taken, and “material information” should be considered to include any information which, if publicly disclosed, might affect the market price of the Company’s securities, which might affect the individual investment decision of a reasonable investor, or which causes insiders to change their trading patterns. The fact that an insider or tippee engages in a trade on the basis of particular information which has not been made public may itself be evidence that such information is material.

     Disclosure

No preferential treatment will be given to any shareholder, potential investor or securities analyst. Inquiries of this sort and those from the media should be directed to the Company’s Corporate Communications Department, which is responsible for dealing with the financial community and the media. All interviews must be coordinated with the Corporate Communications Department.

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     Trading

“Trading” includes exercising options and other investment decisions related to the Company’s securities. For this reason, the Company’s employee stock plans have guidelines which are designed to reduce the likelihood of abuse. In fact, purchasing the Company’s securities through these plans may reduce the risk of insider trading, particularly if investments are done consistently over an extended time period. “Trading” may also include investment activity with respect to another company’s securities if the individual has material inside information about that other company or its securities.

     Trading Guidelines

A Company director or employee with inside information may not trade in the Company’s securities until official announcements of material information have been sufficiently publicized so that the public has had the opportunity to evaluate the information. Thus, such person may not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of material information. Also, insider trading is not made permissible merely because material information is reflected by rumors or other unofficial statements in the marketplace.

Certain persons are covered by specific trading restrictions. These persons are: (a) all Company Directors, Section 16 Executive Officers, and Vice Presidents, (b) all Controllers (corporate and regional) or persons performing similar functions, (c) certain members of the Finance Department, (d) all direct reports to the Company’s CEO, and (e) each Executive Assistant assigned to support a Section 16 Executive Officer. Persons covered under this policy may trade in LCC securities ONLY during the period beginning on the third business day following the release of LCC’s quarterly or annual financial results and ending on the last day of the month in which the information is released, and then ONLY after pre-clearing the trade with LCC’s Compliance Officer (currently the Company’s General Counsel). It is important to remember that ALL trades must be pre-cleared with the Compliance Officer even when they fall within the trading window. Trading outside the window is strictly prohibited. The Compliance Officer is empowered to make exceptions under very limited circumstances. Anyone having any question about the propriety of any course of action in this area should consult the Company’s General Counsel before deciding on the appropriate course of action.

Company Directors and Section 16 Executive Officers are subject to numerous additional restrictions not discussed in this Standard, and

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should always consult with the General Counsel before engaging in any activity with respect to the Company’s securities.

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DEALINGS WITH GOVERNMENT ENTITIES

Rules applicable to contractors furnishing products or services to a government entity, including the U.S. Government, are considerably stricter and more extensive than commercial rules. Strict compliance is essential especially regarding the following: (i) gratuities, (ii) marketing to the Government, (iii) employment of government employees and consultants, (iv) kickbacks and (v) bribes.

Policy Description

Compliance with rules regarding gratuities, marketing to the Government, employment of government employees, kickbacks and bribes, is required to (i) safeguard the public’s confidence in the integrity of the government and the Company, (ii) prevent the appearance that the Company is attempting to influence the independent judgment of the recipient, directly or indirectly, and (iii) prevent the embarrassment of the recipient of any gratuities, kickbacks or payoffs.

Gratuities

In dealings with the U.S. Government, a gratuity is any gift, favor, discount, entertainment, hospitality, loan, forbearance, or other item having monetary value. The Company’s directors, employees, representatives, agents and consultants are prohibited from offering or providing any gratuity to a U.S. Government employee (i) if the Company is doing business with the government employee’s agency, (ii) if the Company is negotiating or is expecting to do business in the future with the government employee’s agency, or (iii) if the government employee is in a position to influence an actual or potential business decision involving the Company.

Limited exceptions to the Company’s prohibition against offering gratuities to government employees include the following. Each Company director and employee shall apply these exceptions with due regard for the facts of each situation.

•	Customary exchanges of gifts between government personnel and their friends and relatives, when the circumstances indicate the motivating factor for the gift is the personal relationship, rather than the business or position of the recipient.

•	Modest items of food and refreshment, not offered as part of a meal.

•	Greeting cards and items with little intrinsic value.

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•	Unsolicited gifts having an aggregate market value of $20 or less per occasion, provided that the aggregate market value of gifts received from one person shall not exceed $50 annually.

     Marketing to the U.S. Government.

Company involvement with a customer prior to the beginning of any procurement process is an appropriate marketing function. Company personnel can discuss the qualities, characteristics and capabilities of the Company’s products or services, their application or adaptation for an agency’s use, and conditions or terms of sale. However, marketing activities must never circumvent procurement laws and regulations. All relationships with customers during pre-solicitation and solicitation stages must be open, in accordance with laws, regulations, and procedures, and clearly attributable to the Company.

Pre-Solicitation Marketing

Employees must identify organizational conflicts of interests, any unfair competitive advantages, and identify all Company-prepared recommendations, reports, “White Papers” or other procurement-related documentation as clearly belonging to the Company.

Employees may review advance copies of RFP documents at the customer’s written request for clarity of specifications and acceptability of contract terms, if such material is openly available to other contractors. Employees may solicit and accept a sole-source order when there is no reason to believe that there has been advance or selective release of information by government employees on a preferential basis to the Company.

Employees are prohibited from the following activities:

•	Preparing the customer solicitation including statements or work, specifications, and evaluation criteria.

•	Presenting recommendations and solutions to the customer in the form of “White papers” which are not attributed to the Company.

•	Obtaining or reviewing government technical or budgetary data not openly available to other concerned parties, unless under contract with the government to do so.

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Conduct During a Procurement

No Company director, employee, representative, agent, or consultant shall solicit or obtain information pertaining to a competitive procurement in which the Company is or may become a competitor and which involves (information submitted to the government by a competing contractor that is clearly designated as proprietary, or information which is prepared or developed by a Company competitor for use by the government to conduct a particular procurement, such as: bid or proposal prices or costs; source selection and technical evaluation plans; technical and cost or price evaluations; competitive range determinations; rankings of offers; reports and evaluations of source selection panels, boards, or advisory councils; and other information explicitly marked as source selection information.

Post-Solicitation Activities

Once a proposal has been submitted, customer contact concerning the proposal must be made through the Legal Department. However, Company personnel may initiate and maintain customer contact on existing contracts in accordance with these Standards.

     Employment of Current or Former U.S. Government Employees and Consultants

No director, employee, representative, agent or consultant of the Company, by reason of any employment-related activity, shall require, encourage or permit any current or former government employee or consultant to make unfair use of past government employment or affiliations. The Company’s directors, employees, representatives, or consultants are prohibited from making any offer or promise of future employment with contractors, subcontractors or consultants acting on behalf of, or providing advice to, the government for a particular procurement while the Company is competing for that procurement.

     Specific Procedures

To ensure compliance with these policies, employment discussions must be cleared with the Company’s Compliance Officer (currently the General Counsel) prior to beginning such discussions.

     Kickbacks

It is illegal to offer, solicit, provide or accept anything of value for the purpose of improperly obtaining or rewarding favorable treatment in

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connection with government contracts. By statute, prime contractors and subcontractors who have reasonable grounds to believe that a violation may have occurred must promptly report the possible violation to the government. Therefore, any possible violation must be reported immediately to the Legal Department.

     Bribery

It is illegal to give, offer or promise anything of value to any public official, or to offer or promise any public official to give anything of value to any other person or entity, for the purpose of:

•	Influencing any official act.

•	Influencing the public official to commit or allow any fraud.

•	Inducing the public official to do or omit to do any act in violation of his or her lawful duty.

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COMPANY INVOLVEMENT IN THE POLITICAL PROCESS

The Company encourages individual employees to participate in the political process on their own time and with their own resources, but federal law prohibits corporations from making contributions related to elections to federal offices. Similar restrictions apply in many states regarding state and local elections. Lobbying may be permissible, but shall only be conducted with the prior approval of the Chief Executive Officer, and the Company will make no payment of any kind to any public official for the purpose of influencing any act or decision, whether related to the business of the Company or not.

Policy Description

While individuals are encouraged to participate in the political process, federal law and the laws of most states and foreign countries restrict the ability of corporations to do so, except under very limited exceptions.

Standards and Prohibitions

When permitted by law, the Company may express its views through designated spokespersons on specific public issues which are important to the business of the Company and its stockholders. Nothing in these Standards of Conduct is intended to restrict the normal and legitimate expression of the Company’s interest in legislative or administrative matters, whether proposed or adopted. Through designated spokespersons, the Company is free to provide information to legislators, regulators and the public in the form of advertising, testimony, or properly approved communications or information releases in regard to government policies or activities or to endeavor to persuade public officials on policy matters affecting the Company’s business.

Political Contributions

Federal law prohibits any corporation from making contributions related to elections to federal offices. Similar restrictions apply in many states regarding state and local elections. A corporation may establish a Political Action Committee (PAC), which may make contributions, but the Company has not established a PAC.

No Company funds or assets, including the work time of any employee, will be contributed, loaned or made available, directly or indirectly, to any political party or to the campaign of any candidate for a federal, state or local office.

No Company director or employee shall include, directly or indirectly, any political contribution that such person may desire to make on such

24	Effective November 2002

person’s expense account or in any other way that causes the Company to reimburse such person for that expense. In general, the costs of fund-raising tickets for political functions are considered political contributions. Therefore, it is against Company policy to include the cost of any such fund-raising dinner on an expense account, even if business is discussed.

No Company director or employee may use any Company property or facilities for any political activity. Examples of prohibited conduct would be using Company secretarial time to send invitations for political fund-raising events, using the Company telephone to make politically motivated solicitations, allowing any candidate to use Company facilities, such as meeting rooms, for political purposes or to loan any Company property to anyone for use in connection with a political campaign.

No Company director or employee may use the influence of his or her position to exert pressure on another employee to work for candidates, political organizations, or issues, or to make any personal contributions to a party or candidate.

Lobbying

In carrying out its efforts to express its views and to persuade public officials on policy matters affecting its business, the Company shall abide by the following:

•	Only retain persons who have been properly registered under the Federal Regulation of Lobbying Act when attempting to influence Congress concerning the passage or defeat of any legislation.

•	Expend only profits, not appropriated funds, when retaining third parties to influence or attempt to influence an officer of any government agency, a member or officer or employee of Congress, or an employee of a member of Congress, in connection with the awarding, extension, renewal or modification of any government contract.

•	Obtain the approval of the Chief Executive Officer before expending any amount for lobbying activities relating to influencing legislative action on any matter pending before Congress or a state legislature. Such costs shall be separately identified, accurately described and recorded in the Company’s records.

The political process has become highly regulated. Employees should consult with the Legal Department before agreeing to do anything that could be construed as involving the Company in any political activity, at the federal, state or local level, or in any foreign country.

25	Effective November 2002

CONFLICTS OF INTEREST

Commercial transactions must be based on fair and unbiased decisions. Specific rules must be observed for gratuities. In addition, employees must disclose any personal interest (i) in any transaction involving the Company, or (ii) in any competitor of the Company to the Company’s General Counsel. Business opportunities relating to the Company’s business must first be offered to the Company before employees act on them for personal or other benefit.

Gratuities

The Company is committed to fair competition in the purchase and sale of products and services. All procurement decisions must be based exclusively on normal commercial considerations, such as quality, cost, availability, service, reputation, and other factors bearing directly on the product, service or supplier. The Company’s customers and potential customers have an equal right to make purchasing decisions based on the same competitive factors. Special favors or arrangements that impair, or give the appearance of impairing, fair and impartial commercial relationships, will not be tolerated.

No employee, in connection with Company business, shall offer or give, or solicit or accept (for self, spouse or dependents) gratuities or gifts if they might be construed to (i) obligate the recipient to any reciprocal dealing, or (ii) influence or seek to influence a business transaction in which the donor or his or her employer has any material interest. Therefore, a prior written approval of the Chief Executive Officer of LCC is required for gratuities or gifts to or from any one individual or entity, in connection with Company business, which total more than $100 in any calendar quarter. Smaller gratuities or gifts should also be approved in this manner if there is any doubt as to their propriety. If a gratuity is received which is deemed improper under the circumstances, it is to be returned immediately with a tactful letter to the donor explaining the Company’s policy in this area. If a gratuity is perishable, the Company may donate it to a local charitable organization and inform the donor of its disposition.

Personal Interests in Commercial Transactions

A “personal” interest of an employee is one that may impair his or her duty of loyalty to the Company in any transaction involving the Company. It may take the form of a position in another entity, or an ownership interest in another entity. It may also involve interests of a third person who has a close relationship to an employee, such as a member of the employee’s immediate family.

26	Effective November 2002

Undisclosed interests or connections with parties with whom the Company transacts business, or contemplates transacting business, and which create at least the appearance of a conflict of interest also are to be avoided. Prior to undertaking any activity that would involve the Company in any transaction in which an employee would have a personal interest (or the appearance of a personal interest), the employee must make a full disclosure of all relevant facts to his or her supervisor, who, in turn, should make the same disclosure to the President of LCC, who must approve the transaction in writing.

Personal Interests in Competitors and Other Potential Conflicts of Interest

Employees owe their Company a duty of loyalty in matters involving the Company’s business. For this reason, employees should avoid any significant financial interest in or employment by a competitor of the company. (Mutual fund ownership, however, does not present a problem). Employees should also avoid any activity, affiliation or financial interest which might create a conflict of interest between the employee and the Company. If any of these situations arise, the employee must always disclose it promptly to the Company. After full disclosure of all relevant facts, exceptions may sometimes be made, but only with the written approval of the Chief Executive Officer of LCC. Additional obligations may be contained in employment or other agreements.

Corporate Opportunities

An employee may occasionally discover a business opportunity or investment in which the employee desires to participate other than as a Company employee. If the business opportunity or investment relates to the Company’s business, the employee must first offer it to the Company, with full disclosure of all relevant facts. If the Company declines the opportunity, the employee may act on it for personal or other benefit if it is otherwise consistent with these Standards. Because of the endless variety of situations that may arise in this context, questions about specific situations or transactions should be brought to the officers of the Company as they arise, so that they can be resolved on a case-by-case basis. Additional obligations may be contained in employment or other agreements.

27	Effective November 2002

EXPORTING PRODUCTS OR SERVICES

Many products, services, technologies and data may not be exported without a specific license. “Export” is defined broadly and even includes disclosures to foreigners in the U.S. When negotiating any transaction that may involve an export, allow sufficient time for obtaining a license, which may take several months in some cases. Specific questions may be addressed to the Legal Department.

Policy Description

There are many laws and regulations that govern the export of goods and services outside the U.S. related to commercial products, whether classified or not. These regulations are issued by several different federal agencies, including the Department of Commerce, the State Department and the Treasury Department. The purpose of these rules is to regulate sensitive exports in support of the foreign policy of the U.S., to prevent the diversion of exports to potential enemies of the U.S., and to protect domestic strategic or scarce materials.

Specific Procedures

All exports must be authorized by some form of export license. The type of license required is determined by the nature, destination and intended use of the export. Some export licenses are general in nature and require no application or documentation; others are very specific and require written application and documented U.S. Government approval which must accompany the goods or technology to be exported.

An export can take many forms other than the shipment of commodities outside the U.S., such as the following:

•	Conversations of a technical nature with a foreign person may be considered an export, whether the person is within or outside the U.S. Employees must have written Government approval to release certain unclassified government-sponsored technical data, even in casual conversation.

•	Presentation of unpublished unclassified research information to an audience which includes non-U.S. citizens may be restricted if the Government has sponsored the work, or for example, if the information relates to the “design, production, or utilization of products or processes”.

•	Unpublished design data (not in the public domain such as printed in newspapers or magazines) normally cannot be released overseas without specific Government approval.

28	Effective November 2002

•	Performing a technical service in a foreign nation is considered an export and may require a license.

•	When foreign visitors tour our facilities, what they see may be considered an export, and therefore may require a license.

If employees are unsure about the laws and regulations governing exports, they should check with the Legal Department prior to conducting Company business with foreign nationals or businesses outside the U.S.

29	Effective November 2002

FOREIGN CORRUPT PRACTICES ACT

The Foreign Corrupt Practices Act contains specific prohibitions against bribery and corresponding accounting requirements applicable to doing business abroad.

Policy Description

The Company is fully committed to compliance with the Foreign Corrupt Practices Art (FCPA), the objective of which is to prevent unethical business practices by U.S. businesses abroad. Among the practices addressed by the FCPA are bribes, kickbacks, or payoffs. In addition, the FCPA requires sufficient accounting controls to ensure that assets are only used for bonafide purposes.

It is a crime to offer a bribe to a foreign official, foreign political party or party official, or candidate for foreign political office, for the purpose of obtaining, retaining or directing business to any person. The FCPA defines a bribe as anything of value given or proposed as an inducement to obtain, retain or direct business. “Anything of value” may include non-cash items.

The term “foreign official” includes an officer or employee of a foreign government, or any department, agency or instrumentality thereof, or a person acting on behalf of any of these. It also includes a foreign political party, foreign party official, or candidate for foreign political office. It does not include a person whose duties are essentially non-discretionary or clerical.

The FCPA prohibits bribes which influence any official act or decision of a foreign official, or induce such foreign official to do or refrain from doing any act in violation of lawful duty. Thus, it prohibits bribes either to cause such persons or entities to do something, or to look the other way. These provisions authorize the imposition of severe penalties on businesses and employees.

Separate and apart from the anti-bribery provisions, the FCPA requires companies to maintain reasonably complete and accurate books and records and to devise systems of internal accounting controls that satisfy FCPA requirements. These accounting and record keeping provisions are intended primarily to prevent or to detect off-the-book “slush” funds, illegal payments or sham transactions.

Standards and Prohibitions

No Company director, officer, employee or agent shall make any payment, in cash or otherwise, to a foreign official in order to obtain, retain, or direct business, or to influence any act or decision of such foreign official. Similarly, no such payment shall be made to any other person, knowing (or having reason to

30	Effective November 2002

know) that any payment will then be made to any foreign official. Any Company director, officer, employee or agent who is asked to participate in a suspicious payment or “off-the-book” disbursement, must report the incident to the Legal Department immediately.

No payment shall be made, nor any order placed, without proper supporting documentation. No false or misleading entries may be made in the Company’s accounting records. No unrecorded funds or assets of the Company may be established or maintained. No asset of the Company may be bartered, sold, transferred, leased or disposed of without proper supporting documentation.

The FCPA does not prohibit certain facilitating payments which are legal under the written laws of the foreign country, or which are made to foreign government employees whose duties are essentially ministerial or clerical. These circumstances are difficult to establish, however, and such payments may only be made with approval of the Chief Executive Officer and the General Counsel. In any event, such payments must be properly recorded as such in the Company’s accounting records.

31	Effective November 2002

ANTIBOYCOTT COMPLIANCE POLICY

It is the policy of LCC to comply in all respects with the U.S. laws and regulations relating to the Arab boycott of Israel (the “antiboycott law”).2 Consistent with this policy, any employee who receives a request, whether written or oral, to comply with this boycott must be reported to his or her supervisor so that LCC is able to fulfill its legal obligation of reporting to the relevant United States Government agency in a timely manner.

Policy Description

The Antiboycott Law imposes civil and criminal penalties and the loss of tax benefits for certain actions that are considered supportive of the Arab boycott of Israel. It prohibits the following actions and agreements to take such actions:

•	Refusing to do business with or in Israel or with blacklisted companies.

•	Discriminating against other persons based upon race, religion, sex, national origin or nationality.

•	Furnishing information about business relationships with or in Israel or with blacklisted companies.

•	Furnishing information about the race, religion, sex or national origin of other persons.

•	Implementing letters of credit containing prohibited boycott terms.

The antiboycott law requires LCC to report to the U.S. Government agencies both written and oral boycott-related requests received by the Company’s domestic and foreign offices, branches, or subsidiaries in the interstate commerce of the United States. Failure to report a boycott-related request constitutes a separate violation.

Potential civil penalties for violation of the antiboycott law include revocation of export licenses, denial of export privileges, and fines of up to $10,000 per violation. Beneficial tax treatment is denied for boycott-related agreements. Potential criminal penalties for a knowing or willful violation include a fine of up to $250,000 and up to ten years’ imprisonment for an individual and a fine of up to $1 million or five times the value of exports for a company.

2 The United States currently considers the following countries as participants in the Arab boycott of Israel: Bahrain, Iraq, Kuwait, Lebanon, Libya, Oman, Qatar, Saudi Arabia, Syria, the United Arab Emirates, Iran and Yemen. Jordan ended its primary boycott of Israel as an official matter, but private entities in that country may continue to make boycott-related inquiries.

32	Effective November 2002

Standards and Prohibitions

Employees are prohibited from participating in the boycott or taking any type of action responsive to a boycott request. This includes furnishing information or entering into agreements, if such action would be contrary to U.S. law or could give rise to increased U.S. income taxes.

Examples of boycott-related requests is any request to supply information, to take any action, or to refrain from any action if the requested conduct could be considered to further or support the Arab boycott of Israel. A boycott-related request also includes any proposed bid invitation, contract, purchase order, letter of credit or other agreement provision that calls for such information, action or nonaction. As a general rule, any request for information, direction or contract provision that refers to “boycott”, “Israel”, “Israeli nationals”, “Jews”, or “Jewish organizations” should be presumed to be a boycott-related request. The following is a “non-exclusive” list of typical boycott-related requests:

•	Boycott Questionnaires - Requests for information about relationships with Israel or particular firms or persons, including data about a company’s ownership, management, subsidiaries, licensees, and affiliated forms.

•	Requests for Negative Country-of Origin Information - Requests for confirmation that goods or services are not of Israeli origin, do not contain Israeli parts or materials, or are not produced by an Israeli firm.

•	Requests for Negative Carrier/Insurance/Supplier Blacklisting Information - Requests for confirmation that the supplier, freight insurer, vessel or others associated with a transaction are not “blacklisted”.

•	Requests for Information about National Origin, Nationality or Religious Affiliation - Requests for such information regarding company employees or management and provisions excluding individuals of the Jewish faith or Israeli national origin.

•	Requests to Exclude Blacklisted Firms - Requests to select a particular subcontractor or supplier or to select from a group of subcontractors or suppliers, if there is reason to believe that blacklisted firms have been excluded from the selection process, and requests not to use a particular subcontractor or supplier or group of subcontractors or suppliers, if there is reason to believe that the request related to blacklisting. A request to utilize Arab country providers of goods or services when possible is not a boycott-related request, provided that it is made in an affirmative manner, it is not characterized as boycott-related, it contains no boycott references, and circumstances otherwise do not suggest that it is boycott-related.

33	Effective November 2002

•	Requests to Comply with Boycott Requirements - Clauses in contracts or tender documents that require compliance with the local boycott laws of an Arab country.

Employees are required to immediately forward any boycott-related requests to LCC’s General Counsel. This applies whether the request is in written or oral form, whether the request proceeds from a governmental or private source, and whether or not the requesting party is located within a boycotting country. If the request is in written form, a copy of the page or pages that contain the request shall be forwarded to the Company’s General Counsel. If the request is not in written form, the employee should write down a description of the request and the manner in which it was received and forward such description to the Company’s General Counsel. The following information should be provided in either case:

•	The type of document (if any) in which the request appears.

•	The name and location of the party making the request.

•	The name of the country from or on behalf of which the request emanated.

•	A description of the transaction to which the request relates (including the goods or services involved and the dollar value).

•	The action (if any) taken in response to the request.

LCC will take appropriate disciplinary action against any employee who is found to violate this policy of compliance with the U.S. antiboycott law.

34	Effective November 2002

EQUAL EMPLOYMENT

The Company forbids employment discrimination of any kind and complies with all applicable laws and regulations prohibiting employment discrimination. The Company’s detailed policies regarding equal employment and affirmative action are available from the Human Resources Department.

Policy Description

The Company is wholeheartedly committed to the concept and practice of equal employment opportunity, and will not tolerate employment discrimination of any kind. Every employee has a right to a work environment free of discrimination. This commitment can only be met if all employees treat each other with courtesy, honesty and fairness and have respect for the dignity and rights of the other person.

Standards and Prohibitions

All applicants and employees shall be treated the same without regard to race, color, religion, marital status, sex, age, national origin, or disability in the determination of all personnel actions including employment, training, transfer, promotion, demotion, compensation, benefits, layoffs, educational assistance, social and recreational programs, retirement, and all other Company-sponsored programs and activities.

Affirmative action efforts will be made to ensure that equal opportunity is being afforded to minorities, women, persons with disabilities (including disabled veterans), and veterans of the Vietnam era.

All employees shall be afforded an employment environment free of harassment, intimidation, or coercion related to their exercise of rights under equal employment opportunity policies and applicable regulations, including the filing of a complaint under applicable laws and regulations, should that become necessary.

The Americans With Disabilities Act

The Company shall make reasonable accommodations for all employees (or applicants) with disabilities and strictly follow the principles of the Americans with Disabilities Act (ADA). Employees (or applicants) with physical, mental or other serious disabilities or diseases, including, but not limited to, cancer, heart disease, multiple sclerosis, hepatitis, tuberculosis, HIV and AIDS, shall be treated without discrimination. LCC shall keep information regarding serious disabilities or diseases confidential.

35	Effective November 2002

Disabled workers may work as long as they are physically and mentally capable to perform their duties, without risk to themselves and other employees.

36	Effective November 2002

SEXUAL HARASSMENT

Sexual harassment is defined to be any unwelcome sexual advance, request for sexual favors, or other verbal or physical conduct of a sexual nature when (i) submission to such conduct is an explicit or implicit condition of employment, (ii) submission to or rejection of such conduct is a basis for employment decisions, or (iii) such conduct has the purpose or effect of unreasonably interfering with an individual’s work performance or creating an intimidating, hostile or offensive work environment. Sexual harassment by Company directors or employees is strictly prohibited. In addition, the Company will not condone any sexual harassment of an employee by any personnel of a client, vendor or other person or entity whose relationship to the employee is through the business of the Company. Any person who is a victim of sexual harassment, or who witnesses sexual harassment, should immediately report it. A prompt investigation will be conducted and, if improper conduct is found, appropriate disciplinary action, up to and including discharge, will be administered.

Policy Description

Sexual harassment is strictly forbidden. This policy prohibits harassing conduct even if it is not sufficiently severe or pervasive to meet the legal definition of sexual harassment.

Policy Basis

The Company strives to maintain a professional and harassment-free work environment and requires the highest standard of personal conduct. This can only be achieved if employees treat each other with courtesy, honesty and fairness and have respect for the dignity and rights of other persons.

Scope

This policy applies to all directors and employees of the Company.

Definition

Sexual harassment is defined as any unwelcome sexual advance, request for sexual favors, and other verbal or physical conduct of a sexual nature when (i) submission to such conduct is made either explicitly or implicitly a term or condition of an individual’s employment, (ii) submission to or rejection of such conduct by an individual is used as a basis for employment decisions affecting such individual, or (iii) such conduct has the purpose or effect of unreasonably interfering with an individual’s work performance or creating an intimidating, hostile or offensive work environment.

37	Effective November 2002

The law recognizes two general types of sexual harassment. The first involves a tangible employment action, such as denying a raise or promotion to an employee because he or she rejected a supervisor’s request for sexual favors. The second is called hostile environment harassment. Hostile environment harassment may occur when severe or pervasive harassing conduct is not coupled with any negative, tangible employment action. Conduct of a non-sexual nature that is unwelcome and offensive and which is directed at an individual because of the individual’s gender may also constitute sexual harassment under the law. Sexual harassment can also involve individuals of the same sex where the harassment is because of sex.

Examples

While it is not possible to list all the behaviors that may constitute sexual harassment under this policy, such a list would include unwelcome and unnecessary physical contact, other than incidental or innocuous contact; repeated, unwelcome flirtations, sexual advances or propositions; pressures for sexual favors; unwelcome and offensive jokes, stories, comments or verbal abuse of a sexual nature; leering, whistling or other unwelcome sexually suggestive conduct; the display in the workplace or while on LCC business of sexually explicit or suggestive objects or pictures; unwelcome inquiries into an individual’s sexual experiences or activities; and any personnel action or the basis of an employee’s submission to or refusal of sexual overtures. No employee should so much as imply that an individual’s submission or granting of sexual favors will have any effect on the individual’s employment, assignment, compensation, advancement, career development or any other condition of employment.

Prohibition

All Company directors and employees are forbidden to engage in or condone any form of sexual harassment.

Reporting Sexual Harassment

Employees are expected to report incidents of sexual harassment as soon as possible after their occurrence. This applies to incidents of harassment witnessed by an employee, as well as to incidents involving harassment of an employee. Complaints should be made directly to any member of the Human Resources or Legal Departments.

Employees subjected to harassment are also encouraged to state their objection to the harasser and request that he or she cease the harassment immediately.

38	Effective November 2002

Investigating Sexual Harassment

Prompt investigations of harassment complaints will be conducted by the Human Resources Department. To the extent possible, investigations of sexual harassment will be conducted in confidence. However, investigations typically include interviewing the individual charged, and/or witnesses, as well as the individual making the complaint. Employees bringing complaints of sexual harassment are expected to cooperate in the investigation. LCC also expects employees who are contacted in the course of an investigation to cooperate fully and to treat the matter confidentially. Nevertheless, absolute confidentiality cannot be guaranteed.

No Reprisal

No employee who makes a sexual harassment complaint or cooperates in the investigation of a complaint shall be subject to reprisal or retaliation of any kind. However, no employee should knowingly make an untrue statement of fact regarding such matters, or abuse the complaint procedure.

Remedial Action

If it is determined after investigation that sexual harassment in violation of this policy has occurred, remedial action reasonably calculated to prevent further harassment will be taken. This may include disciplinary action, up to and including discharge of the individual responsible for the harassment, whether that individual is a manager or a co-employee.

Supervisors’ Responsibilities

Supervisors are expected to communicate to each subordinate employee the Company’s basic policy against sexual harassment and shall encourage employees to report violations thereof. If a violation of this policy is brought to a supervisor’s attention, whether by an employee or through personal observation by the supervisor, he or she shall immediately report it to Human Resources, unless the circumstances make this inappropriate. In such a case, the complaint should be reported to a member of the Legal Department. Supervisors who engage in or condone sexual harassment in violation of this policy are subject to discipline, up to and including termination.

39	Effective November 2002

Educating Employees Regarding Sexual Harassment

The Company strives to educate its employees about sexual harassment in order to promote compliance with the standard of personal conduct set forth in this policy. The Company also encourages employees who want counseling concerning issues of sexual harassment to utilize available Employee Assistance Program services.

40	Effective November 2002

DRUGS AND ALCOHOL

Policy Description

The Company has a vital interest in maintaining safe, healthful and productive working conditions for its employees. As such, the use and/or possession of illegal drugs, drugs that pose significant safety risks, and alcohol are prohibited on Company premises.

Illegal Drugs

For purposes of this Standard, “illegal drugs” include (a) controlled substances (any drug listed in Schedules I through V of section 202 of the Controlled Substance Act, 21 U.S.C. 812), (b) drugs which have been illegally obtained, and (c) prescribed drugs not being used for prescribed purposes. When employees bring their illegal drug activity into the workplace they not only create an increased risk to the safety of themselves but to their fellow employees, customers, and the public. The Company strictly prohibits manufacturing, distributing, dispensing, possessing, using or being under the influence of illegal drugs on Company premises, in Company vehicles, while working, while on Company travel, and at Company sponsored events.

Legal Drugs

Use of legal drugs (prescriptions and over-the-counter medications) where such use poses a significant safety risk to the employee or others, and use of such legal drugs in an illegal manner, are prohibited on Company premises, in Company vehicles, while working, while on Company travel and at Company sponsored events.

Alcohol

Consumption or being under the influence of alcohol is strictly prohibited on Company premises during the workday (except at certain Company-sponsored events, as explained below), in Company vehicles and while working. The Company may permit alcohol in moderation at certain Company-sponsored events, but each employee must limit his or her intake appropriately.

At a minimum, employees found to be engaged in the above activities will be required to successfully complete an approved rehabilitation program and appropriate drug testing as the basis for continued employment with the Company.

41	Effective November 2002

Each employee is required by law to inform the Company’s Human Resource department within five (5) days after he or she is convicted for violation of any federal or state criminal drug statute where such violation occurred on Company property.

A copy of the Company’s detailed policy regarding a drug-free workplace is available from the Human Resources Department. Employees seeking assistance relating to substance abuse or encouraged to make use of the Company’s Employee Assistance Program (EAP).

42	Effective November 2002

CORPORATE COMMUNICATION POLICY

The Company strives to present to its customers, shareholders, employees, and to the community, a consistent image of integrity, competence, quality and professionalism. All communications must be properly coordinated and presented in a fair, accurate and truthful manner, consistent with the Company’s ethical and legal obligations.

Policy Description

LCC’s corporate commitment to manage its business with integrity and the highest standards of quality extends to all aspects of corporate communication. LCC has invested a significant amount of time and resources in protecting its image, through such efforts as the application and registration of trademarks and copyrights for the names and logos of LCC and its products. LCC further protects its image by using LCC’s names and logos consistently and in accordance with its legal requirements. This policy applies to all brochures and materials, advertising, user manuals, packaging, Internet pages, electronic media and other communication materials which are used to conduct business with employees, customers, vendors, the media, shareholders and any other individual or corporation coming in contact with the Company.

All communication materials must be prepared and distributed consistently with the trademark, name and logo usage policies previously distributed to LCC employees. In this way, these materials must reflect the proper character, quality and image of LCC International, Inc.

LCC’s communication materials will be truthful and accurate. Factual claims will be based upon adequate substantiation. Important terms and conditions will be disclosed. Comparisons with competitors or their products and services will not be false or misleading.

LCC will not discriminate in regard to race, creed, sex, color, national origin or handicapped conditions, either in content of communication materials or in casting for such materials.

LCC communications materials will not depict sexual, violent or profane behavior or language.

LCC communications materials to be viewed by any “outside” individual (any person who is not an employee of the Company) must be reviewed and approved by the Corporate Communications department before being placed for public viewing.

43	Effective November 2002

All new advertising, signs, packages, labels, catalogs, brochures, news releases, promotional material, novelties, magazine articles, speeches, broad-distribution memos, or any other medium from which company information will receive significant public attention, should have prior approval by LCC’s Corporate Communications department. It is our belief and hope that the securing of such approval will not merely avoid errors which might damage or put our company in jeopardy, but will go beyond this objective in a positive way of enhancing the value of the Company and increasing the commercial effectiveness of the distribution vehicles in which the Company appears.

All communication materials and advertising will adhere to applicable federal, state, local and foreign laws, rules and regulations. These standards apply to LCC, its subsidiaries, and its advertising agencies around the world.

Investor Relations

The Company values its relationships with all of its shareholders. Any communications from any shareholder or potential shareholder requesting information relating to the Company should be forwarded to the Company’s Corporate Communications Department for proper handling.

Media Relations

The Company values its relationships with those in the media and will endeavor to provide full and prompt disclosure of all material developments or events. Media relations are the responsibility of the Company’s Corporate Communications department and all statements to the medial or responses to inquiries from the media shall be handled through the Company Corporate Communications department.

In the event the media inquiry relates to a pending or threatened legal matter, media communications should also be coordinated with the Company’s lawyers. Any employee asked for any statement from any member of the media should respond by explaining this policy and encouraging the questioner to contact our Corporate Communications and Legal departments.

Community Affairs

We encourage corporate and individual employee involvement in the affairs of the communities in which we conduct business or in which employees of the Company reside. We will actively support, through financial contribution consistent with available resources, worthwhile community programs, educational institutions and other activities designated to improve or maintain the quality of life in the areas of our operations. Leaves of absence or other reasonable methods of adjusting working schedules to permit employee participation in responsible community affairs are to be encouraged.

44	Effective November 2002

Reasonable financial support in the firm of direct contributions to responsible local community service organizations and activities are encouraged.

Childhelp USA will be maintained as the principal philanthropic vehicle of the Company. The Company will make worldwide grants and responsible nonprofit community service agencies, cultural activities, universities, or other educational institutions. Such contributions or grants are intended to improve the quality of life in the community or to support educational programs or research efforts of general interest to the Company.

45	Effective November 2002

INTERNAL REPORTING &
WHISTLE BLOWER PROTECTION POLICY

The Company strives to create an environment in which employees openly communicate with management regarding (i) potential violations of the Company’s Corporate Standards of Conduct by any employee of the Company, (ii) concerns about the Company’s accounting or record keeping practices, honesty in business dealings or communication with its shareholders, employees, customers, vendors and the public, or (iii) any other matter believed to violate any law or regulation, including securities laws, Company policy, or which may constitute fraud against the Company’s shareholders. Retaliation or discrimination as a result of such communication or disclosure is strictly prohibited.

Application

This policy applies to all regular full-time, part-time and temporary employees of LCC and its subsidiaries.

Policy Exceptions

Exceptions to this policy must be approved by the Chief Executive Officer.

Policy Description

The Company is committed to operate and manage its business with high standards of conduct and ethics and in compliance with any law or regulation to which it is subject, including local, state, or federal U.S. laws or regulations and the local and national laws or regulations in the countries in which it is located or conducts business worldwide. The Company’s internal controls and operating procedures are intended to prevent or deter, and to detect improper activities. However, even the best systems of control cannot provide absolute safeguards against all intentional or unintentional irregularities.

As a result, the Company expects and encourages its employees to report suspected improper activities by a director, officer or employee of the Company, or anyone acting on its behalf, via these formal reporting procedures. Such activities, as well as any acts of reprisal or intimidation as a result of the reporting of such activities, must be immediately reported to (1) the employee’s immediate manager, (2) senior management, including members of the Company’s Corporate Executive Management team, or (3) anonymously to the Audit Committee of the Company’s Board of Directors.

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Reporting Allegations of Suspected Improper Activities

Reporting to Management

Employees are expected and encouraged to report suspected violations of law or policy either in person or via written correspondence to their direct manager. In the event that reports are not taken seriously or if the employee does not feel comfortable reporting the suspected incident to their manager, the employee must escalate the matter to senior management, including the office of the CEO, CFO, General Counsel or Human Resources.

Reporting to the General Counsel

In addition to reporting in person or by written correspondence, an employee may report suspected violations of law or policy to the Company’s General Counsel anonymously via General_Counsel@lcc.com. A suspected violation of securities law, breach of fiduciary duty or similar violation by the Company or any agent thereof must be reported immediately to the General Counsel’s office.

Reporting to the Audit Committee

In addition to reporting to the Company’s management and General Counsel, an employee who suspects violations of securities law, including improper accounting, financial reporting or auditing procedures or other activities which may constitute fraud on the Company’s shareholders may disclose any evidence of the material violation or breach of fiduciary duty or similar violation by the Company or any agent thereof to the Chairman of the Audit Committee of the Company’s Board of Directors. Correspondence may be sent to auditcommchair@lcc.com and is submitted in a confidential and anonymous manner.

Remedial Action

The Company may take Disciplinary Action against any employee who fails to report violations of suspected improper activities as described in this Policy.

Roles, Rights and Responsibilities of Whistleblowers

A person or entity making a protected communication or disclosure is commonly referred to as a whistleblower. The whistleblower’s role is as a reporting party. They are not investigators or finders of fact and only participate in investigations when requested. In addition, whistleblowers do not determine the appropriate corrective or remedial action that may be warranted.

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•	Whistleblowers have the role of providing initial information related to a reasonable belief that an improper activity has occurred. The motivation of a whistleblower is irrelevant to the consideration of the validity of the allegations. However, the intentional filing of a false report, whether orally or in writing, is itself an improper activity that the Company has the right to act upon.

•	Whistleblowers should gather evidence for which they have a right of access. Improper access may itself be an improper activity.

•	The Company expects whistleblowers to be candid and set forth all known information regarding reported allegations to investigators. Persons making a report of alleged improper activities may be asked to be interviewed by Company investigators.

•	Anonymous whistleblowers are expected to provide sufficient corroborating evidence to justify the commencement of an investigation. Unspecified wrongdoing or broad allegations without verifiable evidentiary support will not cause an investigation to be undertaken. Because of the inability of investigators to interview anonymous whistleblowers, it may be more difficult to evaluate the credibility of the allegations and therefore, less likely to cause an investigation to be initiated.

•	Confidentiality of the identity of whistleblowers will be maintained to the extent possible within the legitimate needs of law and the investigation. If the whistleblower discloses his/her identity beyond the person to whom the suspected violation is reported, the Company will no longer be obligated to maintain such confidence.

•	A whistleblower’s right to protection from retaliation does not extend immunity for any complicity in the matters that are the subject of the allegations or an ensuing investigation.

•	Whistleblowers have a right to be informed of the outcome of their having made a protected disclosure unless there exist over-riding legal or public interest reasons not to do so.

Prohibition

The Company or its agents may not discharge, demote, suspend, harass, intimidate, or in any other manner discriminate against an employee because the employee (1) has provided information, caused information to be provided, or otherwise assisted in an investigation regarding any conduct which the employee reasonably believes constitutes a violation of the Company’s policies, internal controls, accounting or auditing procedures or any law, rule, regulation to which

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the Company is subject, when the information or assistance is provided to or the investigation is conducted by a federal regulatory or law enforcement agency, any member of Congress or Congressional committee, or a person with supervisory authority over the employee or (2) has filed, caused to be filed, testified, participated in or otherwise assisted in a proceeding filed or about to be filed (with any knowledge of the employer) relating to an alleged violation of the above.

Employees are expected and encouraged to report incidents of alleged improper discharge, intimidation or discrimination to the Company as soon as possible in the manner described in this policy.

Remedial Action

The Company may take disciplinary action, up to and including termination of employment, against anyone who is determined to violate the Company’s prohibition against improper discharge, intimidation or discrimination of an employee who reports or discloses information as required by this Policy.

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COMPLIANCE AND DISCIPLINARY ACTION

The Company may take disciplinary action against any employee who willfully violates or circumvents any of the established Standards of Conduct, or in other appropriate circumstances.

Policy Description

Disciplinary Action may be taken:

•	Against any employee, officer or director who directs, authorizes or participates (directly or indirectly) in conduct that violates these Standards.

•	Against any employee, officer or director who knowingly fails to report a violation or knowingly withholds relevant and material information concerning a violation of these Standards.

•	Against the violator’s supervisor(s), to the extent that the circumstances of the violation reflect inadequate supervision or a lack of diligence.

•	Against any employee, officer or director who attempts to retaliate, directly or indirectly, or encourages others to do so, against anyone who reports a violation of these Standards.

Disciplinary action may include reprimand, demotion, suspension, termination, referral for criminal prosecution, and reimbursement to the Company or the government for any losses or damages.

This Document Not a Contract

These Standards of Conduct do not constitute a contract of any kind, nor do they limit the Company’s rights to take disciplinary action in other circumstances. Employment at the Company is “at will” and may be terminated at any time by the Company or the employee, with or without cause and without any previous notice, unless a formal written agreement between the Company and the employee provides otherwise.

Available Assistance

It is essential that all employees understand these Standards and prevent conduct that could bring the Company’s integrity into question. Since many of the issues that arise under these Standards may involve legal questions, the Legal Department has been entrusted with providing guidance and answering day-to-day questions on these Standards of Conduct.

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